As filed with the Securities and Exchange Commission on January 20, 1998 Registration No. 333-


                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                               FORM S-3

         REGISTRATION  STATEMENT UNDER THE SECURITIES ACT OF 1933


                            IMMUNOMEDICS, INC.
           (Exact name of registrant as specified in its charter)

                Delaware                             61-1009366
        (State or other jurisdiction of         (I.R.S. Employer
         incorporation or organization)          Identification No.)

                              300 American Road
                       Morris Plains, New Jersey 07950
                               (973) 605-8200
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                             David M. Goldenberg
                     Chairman and Chief Executive Officer
                              Immunomedics, Inc.
                              300 American Road
                       Morris Plains, New Jersey 07950
                               (973) 605-8200
        (Name, address, including zip code, and telephone number, including area code, of agent for service)


     Copies of all communications, including all communications sent to the agent for service, should be sent to:

                             Howard M. Cohen, Esq.
                            Warshaw Burstein Cohen
                            Schlesinger & Kuh, LLP
                               555 Fifth Avenue
                           New York, New York  10017
                               (212) 984-7700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION  OF REGISTRATION FEE

Title of Each Class    Amount of Shares    Proposed    Proposed    Amount of
of Securities to be    to be Registered    Maximum     Maximum     Registration
Registered                                 Offering    Aggregate   Fee
                                           Per Share   Offering
                                                       Price
___________________    ________________    _________   _________   ____________
Common Stock, $.01     7,272,000           3.03125(3)  $22,043,250 $6,503
par value per          Shares                          (3)
share(1)

Common Stock, $.01     175,000             3.03125(3)  $530,469(3) $156
par value per          Shares
share(2)
___________________    ________________    _________   _________   ____________
TOTAL                                                              $6,659
___________________    ________________    _________   _________   ____________


(1) Consists of shares of common stock issuable pursuant to the terms of the Structured Equity Line Flexible Financing Agreement (the "Equity Line"), dated as of December 23, 1997, between the Company and the selling stockholder.

(2) Consists of shares of common stock issuable upon exercise of warrants issued or issuable to the selling stockholder in connection with the Equity Line.

(3) Pursuant to Rule 457(c), the proposed maximum offering price per share and proposed maximum aggregate offering price have been calculated on the basis of the average of the high and low sale prices of the Common Stock as reported on The Nasdaq National Market on January 14, 1998.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                                  PROSPECTUS
                     Subject to Completion, January 20, 1998

                               7,447,000 Shares

                              IMMUNOMEDICS, INC.

                                 Common Stock

        This Prospectus relates to a maximum of 7,447,000 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Immunomedics, Inc., a Delaware corporation (the "Company"), consisting of (i) up to 7,272,000 shares issuable from time to time, under certain circumstances, to Cripple Creek Securities, LLC, a Delaware limited liability company (the "Selling Stockholder"), pursuant to the terms of the Structured Equity Line Flexible Financing Agreement (the "Equity Line"), dated as of December 23, 1997, between the Company and the Selling Stockholder and (ii) up to 175,000 shares of Common Stock issuable upon exercise of certain warrants issuable to the Selling Stockholder pursuant to the Equity Line. See "The Company - Equity Line."

        The shares of Common Stock being registered hereby constitute the maximum number of shares issuable by the Company pursuant to the Equity Line. As more fully set forth herein, the Company may issue a significantly fewer number of Shares and, in any event, may not issue more than $2.5 million of Common Stock in any three-month investment period. See "The Company - Equity Line."

        The Shares may be offered from time to time by the Selling Stockholder after the date of this Prospectus. The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholder but will receive the proceeds upon the issuance of Shares, if any, to the Selling Stockholder pursuant to the Equity Line and upon exercise of the warrants, although there can be no assurance that any Shares will be issued under the Equity Line or that any warrants will be exercised. See "Use of Proceeds." The Company will pay all expenses in connection with the registration and sale of the Shares, except that the Selling Stockholder will pay any commissions, discounts or other fees payable to brokers and dealers in connection with any such sale. The Company estimates that its expenses of this offering will be approximately $________.

        The Selling Stockholder has not advised the Company of any specific plans for the distribution of the Shares other than as described herein, but it is anticipated that the Shares will be sold from time to time primarily in transactions (which may include block transactions) on The Nasdaq Stock Market at the market price prevailing at the time of sale, although sales may also be made in negotiated transactions or otherwise. There can be no assurances that any of the Shares will be sold. See "Plan of Distribution."

        The Selling Stockholder may be deemed to be an "Underwriter" as defined in the Securities Act of 1933 (the "Securities Act"). If any broker-dealers are used to effect sales, any commissions paid to such broker-dealers and, if broker-dealers purchase any of the Shares as principals, any profits received by such broker-dealers on the resale of the Shares, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Stockholder may be deemed to be underwriting commissions.

        The Common Stock currently is traded on The Nasdaq National Market under the symbol "IMMU." On January 16, 1998, the last sale price of the Common Stock, as reported by The Nasdaq National Market, was $3.00 per share.

        See "Risk Factors", which begins on page 6 of this Prospectus, for certain information that should be considered by prospective investors.

    THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is ______________, 1998

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                                ---01---

                                AVAILABLE   INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission may be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at the regional offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at prescribed rates by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, copies of such reports, proxy statements, and other information concerning the Company also may be inspected and copied at the library of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains an internet web site at http://www.sec.gov which contains certain reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission.

        This Prospectus constitutes a part of a Registration Statement (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                    INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents, which are on file with the Commission
(File No. 0-12104), are incorporated into this Prospectus by reference and are made a part hereof:

        (a) The Company's Annual Report on Form 10-K for its fiscal year ended June 30, 1997;

        (b) The Company's Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 1997;

        (c) The Company's Proxy Statement, dated October 7, 1997, with respect to its 1997 annual meeting of stockholders; and

        (d) The description of the Common Stock contained in Item 1 of the Company's Registration Statement on Form 8-A, filed May 7, 1984.

        All documents subsequently filed by the Company with the Commission after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into the Registration Statement and to be part hereof from the date of filing such documents; provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by the Registration Statement is in effect and prior to the filing with the Commission of the Company's Annual Report on Form 10-K covering such year, shall not be deemed to be incorporated by reference in the Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

                                ---02---

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement contained in this Prospectus shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document, which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

        The Company will provide without charge to each person who receives this Prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference herein (not including exhibits to the information that is incorporated by reference unless the exhibits themselves are specifically incorporated by reference). Such information is available upon request from the Company, 300 American Road, Morris Plains, New Jersey 07950, attention: Investor Relations, telephone
(973) 605-8200.


                                     THE COMPANY

General

        The Company is a biopharmaceutical company applying innovative proprietary technology in antibody selection, modification and chemistry to the development of products for the detection and treatment of cancers and infectious diseases. Integral to these products are highly specific monoclonal antibodies designed to deliver radioisotopes, chemotherapeutic agents or toxins to tumors and sites of infection.

        The Company is developing a line of in vivo imaging products for the detection of various cancers and infectious diseases. On June 28, 1996, the U.S. Food and Drug Administration ("FDA") licensed CEA-Scanr, the Company's proprietary in vivo colorectal cancer imaging product, for marketing and sale in the United States for use with other standard diagnostic modalities for the detection of recurrent and/or metastatic colorectal cancer. On October 4, 1996, the Company was granted authorization by the European Commission (the "EC") for the marketing and sale of CEA-Scan in the 15 countries comprising the European Union (the "EU Countries") for the same indication as approved in the United States. On September 16, 1997, the Company received a notice of compliance from the Canadian Health Protection Branch permitting it to market CEA-Scan in Canada for colorectal cancer for recurrent and metastatic colorectal cancer. In addition, Phase III clinical trials of CEA-Scan for the detection of lung cancer are continuing, and the Company is in discussion with both the FDA and European regulatory authorities to evaluate Phase II clinical trial data for the detection of breast cancer. However, no assurance can be given as to if, or when, final regulatory approvals for any of these additional indications for CEA-Scan may be forthcoming.

        On February 14, 1997, the Company was granted authorization by the EC for the marketing and sale of LeukoScanr, an in vivo infectious disease diagnostic imaging product, in the EU Countries for the detection and diagnosis of osteomyelitis (bone infection) in long bones and in diabetic foot ulcer patients. On December 19, 1996, the Company filed a Biologics License Application for LeukoScan with the FDA for the same indication approved by the EC, plus an additional indication for the diagnosis of acute, atypical appendicitis. The Company has also been pursuing the broadening of its approval for LeukoScan in the EU Countries to include the acute, atypical appendicitis indication. As with all regulatory filings, there can be no assurance that such filings will be approved by the FDA or by the EC. Phase III trials for infected prostheses are continuing, and the Company is examining other applications for the product.

                                ---03---

        The Company has developed and filed an Investigational New Drug application for two other in vivo cancer imaging products: AFP-Scanr for the detection and diagnosis of liver and germ cell cancers, currently in Phase II clinical trials, and LymphoScanr for detection and diagnosis of non-Hodgkin's lymphomas, currently in Phase III clinical trials.

        The Company also is applying its expertise in antibody selection, modification and chemistry to develop therapeutic products for cancer using monoclonal antibodies labeled with radioisotopes or conjugated with drugs. The Company has been conducting a multicenter Phase I/II clinical trial for LymphoCide?, a non-Hodgkin's B-cell lymphoma therapeutic product. This trial was designed to obtain knowledge about targeting and dosing with the murine form of the monoclonal antibody. The Company is now advancing the humanized form of LymphoCide into Phase I/II clinical trials and is discontinuing trials with the murine form.

Equity Line

                The Company and the Selling Stockholder entered into the Structured Equity Line Flexible Financing Agreement (the "Equity Line"), dated as of December 23, 1997 and a related Registration Rights Agreement (the "Registration Rights Agreement"), dated as of December 23, 1997 whereby the Company agreed to file under the Securities Act a registration statement (the "Registration Statement") for the resale by the Selling Stockholder of shares of Common Stock of which this Prospectus is a part. Pursuant to the terms of the Equity Line, subject to the satisfaction of certain conditions, the Company may require the Selling Stockholder to purchase shares of Common Stock over a period of 36 months from the effective date of the Registration Statement, for an aggregate purchase price of up to $30 million, and the Selling Stockholder, at its option, may purchase Common Stock for an aggregate purchase price of up to $12 million; provided, however, that the maximum amount purchased under the Equity Line may not exceed $30 million. The Company may terminate the Equity Line at any time without further obligation to the Selling Stockholder and the Selling Stockholder may terminate the Equity Line without further obligation to the Company if any change in law makes it impracticable or impossible for the Selling Stockholder to fulfill its obligations under the Equity Line. Under the terms of the Equity Line, during each three month period (each, an "Investment Period") following the effective date of the Registration Statement, the Company, subject to the satisfaction of certain conditions, can require the Selling Stockholder to purchase shares of Common Stock for an aggregate purchase price of between $1.0 million and $2.5 million and the Selling Stockholder, at its option, may purchase additional shares of Common Stock for an aggregate purchase price of $1.0 million, subject, in either case, to the right of the Company to provide that no purchases shall be made in such Investment Period. Prior to the beginning of each Investment Period, the Company is required to notify the Selling Stockholder of the aggregate purchase price of shares of Common Stock, if any, required to be purchased by the Selling Stockholder during such Investment Period, provided that the Selling Stockholder may select the dates on which the purchase of shares of Common Stock from the Company shall occur. The purchase price per share to be paid by the Selling Stockholder for the shares of Common Stock acquired under the Equity Line will equal 98% of the lowest sales price of the Common Stock during the three trading days immediately preceding the notice of purchase by the Selling Stockholder.

                The Selling Stockholder's obligation to purchase shares of Common Stock under the Equity Line is subject to various conditions, including, among other things: (i) effectiveness of the Registration Statement under the Securities Act; (ii) the price of the Common Stock being at least $4.00 per share or such other price as the Company may from time to time set as the minimum purchase price; (iii) continued trading of the Common Stock on the Nasdaq National Market; and (iv) the percentage of the Common Stock beneficially owned by the Selling Stockholder and its affiliates being not more than 4.9% of the then outstanding Common Stock. In addition, the Selling Stockholder is not required to purchase, in any Investment Period, an amount in excess of 8% of the product of the daily average value of open market trading of the Common Stock and the number of trading days in the investment period (the "8% Limit") during either the current or immediately preceding Investment Period.

                                ---04---

                In connection with entering into the Equity Line, the Selling Stockholder received a four-year warrant (the "Warrant") to purchase 50,000 shares of the Common Stock at an exercise price equal to $7.5375 per share (180% of the closing sales price of the Common Stock at the time of issuance). In addition, the Company has agreed to issue to the Selling Stockholder, at the end of each calendar year an additional four-year Warrant (each, an "Additional Warrant" and collectively, the "Additional Warrants") to purchase Common Stock in an amount equal to 5,000 shares for each $500,000 of Common Stock purchased by the Selling Stockholder during such year, with an exercise price equal to 180% of the weighted average purchase price of the Common Stock purchased by the Selling Stockholder during the year, provided that the number of shares issuable upon exercise of all the Additional Warrants will not exceed 125,000. The Company also has agreed to reimburse the Selling Stockholder for its legal fees and expenses incurred in connection with entering into the Equity Line up to a maximum of $25,000, and for its costs and expenses incurred in connection with the performance of its due diligence activities up to a maximum of $40,000 initially and $6,000 quarterly thereafter.

                Under the Equity Line and the related Registration Rights Agreement, the Company agreed to file and maintain effectiveness (subject to certain penalties for non-compliance which may be waived by the Selling Stockholder) under the Securities Act a registration statement, of which this Prospectus is a part, for the resale by the Selling Stockholder of the shares of the Common Stock to be issued under the Equity Line and upon exercise of the Warrant and the Additional Warrants.

Recent Developments

        In March, 1995, the Company entered into a license agreement with Mallinckrodt Medical B.V. pursuant to which Mallinckrodt Medical B.V. markets, sells and distributes CEA-Scan throughout Western Europe and in specified Eastern European countries, subject to receipt of regulatory approval in the specified countries. In April, 1996, the Company entered into a marketing and distribution agreement with Mallinckrodt Medical, Inc., pursuant to which Mallinckrodt Medical, Inc., markets, sells and distributes CEA-Scan for use in colorectal cancer diagnostic imaging in the U.S. on a consignment basis. The Company has not been satisfied with the performance of Mallinckrodt Medical B.V., or Mallinckrodt Medical, Inc. (collectively, the "Mallinckrodt Affiliates") under the respective agreements. The Company is continuing communications with the Mallinckrodt Affiliates in an effort to amicably resolve the outstanding issues under the respective agreements with those entities. If the outstanding issues cannot be so resolved to the Company's satisfaction, it may decide to unilaterally terminate either or both of the agreements. At the same time, against the possibility that such issues cannot be totally or partially resolved, the Company is exploring potential relationships with new distributors for CEA-Scan in the United States and Europe. Working with its marketing consultant, the Company also has been building an oncology sales and marketing force in the United States. On November 28, 1997, the Company received an arbitration award of approximately $1.8 million (including interest of approximately $300,000) from its dispute with Pharmacia & Upjohn ("Pharmacia"). The dispute originated when Pharmacia (then the Adria Laboratories Division of Erbamont, Inc., which later became Pharmacia, Inc. and subsequently Pharmacia & Upjohn) terminated its 1991 Development and License Agreement with the Company (the "1991 Agreement") in August 1995 and the parties thereafter were unable to agree upon the amount owed to the Company as a result of such termination. Pursuant to the 1991 Agreement, the Company had granted Pharmacia an exclusive license to market and sell CEA-Scan, AFP-Scan and LymphoScan products for certain specified indications in the United States and Canada.

        On November 28, 1997, the Company entered into a Distribution Agreement with Eli Lilly Deutschland GmbH ("Lilly") pursuant to which Lilly will package and distribute LeukoScan within the EU and certain other countries subject to receipt of regulatory approvals. The Company will pay Lilly a service fee based primarily on the number of units of product packaged and shipped. The parties contemplate that other Company products may be handled under this arrangement when appropriate.

                                ---05---

        In November 1996, the Company filed an infringement action in The Netherlands against Hoffmann-La Roche ("Roche") for infringement of the Company's European patent covering specific anti-CEA antibodies, which Roche is using in its CEA immunoassay. The patent also covers the antibody, which the Company uses in its CEA-Scan imaging product. The Company is seeking an injunction prohibiting sale of Roche's assay in The Netherlands and other European Union countries in which the Company's European patent has been issued. Roche has denied infringement and has filed nullity proceedings in The Netherlands and in Germany, seeking to invalidate the Company's patents in those countries. The Company has filed its Statement of Defense in the Dutch and German nullity actions. Trial on the infringement action was held on August 8, 1997 and resulted in a decision of noninfringement by the trial panel. The Company believes that the judge misunderstood the scientific facts of the case and filed an appeal in December 1997. However, there can be no assurance that the Company will prevail in the appeal of the infringement suit or that its patents will survive the nullity actions, although the Company believes that Roche's infringement defense and nullity attacks are unlikely to succeed. See "Risk Factors - Patents and Proprietary Rights."

Other Information

        The Company was incorporated in Delaware in 1982. The Company's principal offices are located at 300 American Road, Morris Plains, New Jersey 07950. The Company's telephone number is (973) 605-8200. The Company's wholly-owned subsidiary, Immunomedics Europe, has offices located in Hillegom, The Netherlands, to assist the Company in managing sales and marketing efforts and coordinate clinical trials in Europe.


                                     RISK FACTORS

        In addition to the other information in this Prospectus, the following factors should be considered carefully by potential purchasers in evaluating the Company and its business before purchasing any shares of Common Stock offered hereby. This Prospectus contains, in addition to historical information, certain forward-looking statements that involve significant risks and uncertainties. As a result, the Company's actual results could differ materially from those expressed in or implied by the forward-looking statements contained herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus or incorporated herein by reference.
The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of other unanticipated events.

        Lack of Significant Product Revenues and History of Operating Losses. Since its inception in 1982, the Company has been engaged primarily in the research and development of proprietary products relating to the detection, diagnosis and treatment of cancer and infectious diseases and has incurred significant operating losses. While the Company has received approval to market and sell CEA-Scan (in the United States, Canada and the EU Countries) and LeukoScan (in the EU Countries) for certain indications, to date the Company has generated only limited revenues from the sale of such products. The Company has not achieved profitable operations and does not anticipate achieving profitable operations during the fiscal year ending June 30, 1998. At least until CEA-Scan and/or LeukoScan are successfully commercialized, future revenues will be dependent in large part upon the Company entering into new arrangements with collaborative partners and upon public and private financings. The Company will continue to experience operating losses until such time, if at all, that it is able to generate sufficient revenues from sales of CEA-Scan, LeukoScan, and its other proposed in vivo products. Further, the Company's working capital will continue to decrease until such time, if at all, that the Company is able to generate positive cash flow from operations or until such time, if at all, that the Company receives an additional infusion of cash from the Equity Line or other sales of the Company's securities, from other financings or from corporate alliances to finance the Company's operating expenses and capital expenditures. See "Need for Additional Capital."

                                ---06---

        Uncertainty of Product Development and Market Acceptance. With the exception of CEA-Scan and LeukoScan, which have been licensed for certain specific indications (as discussed above under "The Company - General"), the Company's products are in various stages of development and face a high degree of technological, regulatory and competitive risk. Although the Company believes it has the expertise to develop and commercialize such products, any or all of the Company's products may fail to be effective or may prove to have undesirable and unintended side effects or other characteristics that may prevent their development or regulatory approval, or limit their commercial use. There can be no assurance that the Company will be permitted to undertake human clinical trials for any of their development products not currently in clinical trials or, if permitted, that such products (or any of the Company's products currently in clinical trials) will be demonstrated to be safe and effective. In addition, there can be no assurance that any of the Company's products under development will obtain approval from the FDA or comparable foreign authorities for any indication or that an approved product will be capable of being produced in commercial quantities at reasonable costs and successfully marketed. Products, if any, resulting from the Company's current research and development programs are not expected to be commercially available for several years. Even if such products become commercially available, there can be no assurance that such products will be able to gain satisfactory market acceptance.

        Unpredictability of Preclinical and Clinical Trials.   While the
Company has a number of products in various stages of preclinical testing and clinical trials, there can be no assurance that the Company will be able to successfully complete its ongoing clinical trials or commence the trials currently planned. In addition, there can be no assurance that the Company will meet its development schedule for any of its products in development. If the Company were unable to commence clinical trials as planned, complete the clinical trials currently underway or demonstrate the safety and efficacy of its products, the Company's business, financial condition and results of operations would be materially and adversely affected. There can be no assurance that if a product from the Company's research and development programs or any other diagnostic or therapeutic product is successfully developed according to plans, it will be approved by the FDA or other regulatory agencies on a timely basis or at all.

        Before obtaining regulatory approvals for the commercial sale of any of its products under development, the Company must demonstrate through preclinical studies and clinical trials that the product is safe and efficacious for use in the indication for which approval is sought. The results from preclinical studies and early clinical trials may not be predictive of results that will be obtained in later-stage testing and there can be no assurance that the Company's future clinical trials will demonstrate the safety and efficacy of any products or will result in approval to market products. A number of companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The rate of completion of the Company's clinical trials is dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment may result in increased costs and delays, which would have a material adverse effect on the Company.

        Need for Additional Capital. At the present time, the Company believes that its projected financial resources will be sufficient to fund anticipated operating expenses and capital expenditures through the end of the current fiscal year (June 30, 1998). However, the Company believes that it will require additional financial resources by the end of calendar year 1998 in order for it to continue its budgeted levels of research and development and clinical trials of its proposed products and regulatory filings for new indications of existing products. Without a significant infusion of capital, the Company will be required to significantly reduce the amount of resources devoted to marketing and sales, product development and clinical trials, which would have a material adverse effect on the Company. While the Company has obtained the Equity Line pursuant to which the Company can obligate the Selling Stockholder to purchase up to $2.5 million in each Investment Period during the term of the Equity Line (or $30 million in the aggregate), the Selling Stockholder's obligations thereunder are subject to certain conditions, including, among others, that (i) the Selling Stockholder is not required to purchase shares in any such Investment Period in an amount in excess of the 8% Limit (which, based upon the daily average value of open market trading during calendar 1997, would have limited the maximum amount the Selling Stockholder would have been required to purchase during 1997 to $9.6 million had the Equity
Line been in place during all of 1997) and (ii) purchases   cannot begin until
the registration statement of which this Prospectus forms a part has been declared effective (which the Company believes will result in proceeds therefrom, if any, not being available until the second quarter of calendar
1998). As a result of these and other conditions, there can be no assurance that the Company will receive any proceeds under the Equity Line or that if any proceeds are received that they will be sufficient. See "The Company - Equity Line." Furthermore, even if the Selling Stockholder purchases $2.5 million of shares of Common Stock during each Investment Period, unless the Company receives significant revenues from the sales of its products, which has not yet occurred and of which there can be no assurance, the Company will be required to seek additional financing in order for it to continue its budgeted levels of research and development and clinical trials of its proposed products and regulatory filings for new indications of existing products. However, there can be no assurance that such additional financing will be available on terms acceptable to the Company or at all.

                                ---07---

        Stock Price Volatility; Shares Eligible for Future Sale. Pursuant to the Equity Line, the Company may issue to the Selling Stockholder up to $2.5 million of Common Stock during each Investment Period (or $30 million in the aggregate) at a price equal to 98% of the lowest reported sale price during the three days immediately preceding the notice of purchase delivered by the Selling Stockholder to the Company. In connection with the Equity Line, the Company also issued to the Selling Stockholder the Warrant to purchase 50,000 shares of Common Stock at $7.5375 per share and may issue the Additional Warrants to purchase up to an additional 125,000 shares of Common Stock at a price equal to 180% of the weighted average purchase price of the Common Stock purchased during the year with respect to which the Additional Warrant is
issued.  See "The Company - Equity Line."   The resale by the Selling
Stockholder of the Common Stock that it acquires could depress the market price of the Common Stock. Moreover, as all the shares to be issued pursuant to the Equity Line as well as the shares issuable upon exercise of the Warrant and the Additional Warrants will be available for immediate resale, the prospects of such sales could further adversely affect the market price for the Common Stock.

                In addition, as of December 31, 1997, the Company had an aggregate of 36,364,502 shares of Common Stock issued and outstanding, of which 27,972,952 shares were held by non-affiliates and are freely tradeable in the public market without restriction under the Securities Act. The remaining 8,391,550 shares are held by affiliates of the Company and are considered "restricted securities" subject to the resale limitations of Rule 144 under the Securities Act. The prospect of the ability to publicly resell the shares of Common Stock not currently trading in the public market may adversely affect the prevailing market prices for the Common Stock.

        Limited Marketing Capability. While the Company's marketing strategy initially consisted of forming corporate alliances with pharmaceutical companies for the sale and distribution of its proposed products, whereby the partner's established marketing, sales and distribution networks would minimize the Company's need to expend funds to develop these areas of expertise, the Company now believes that development of a sales force, complementary to those of its partners, will be necessary to increase the likelihood of maximizing market penetration for its products. The Company has only recently established a sales and marketing organization, including the addition of a specialized sales force in the U.S. and Europe, and there can be no assurance that the Company can successfully maintain and continue to build such sales force. See "Government Regulation."

                                ---08---

                While the Company has entered into exclusive arrangements with the Mallinckrodt Affiliates for the sale and distribution of CEA-Scan in the United States and Europe, the Company has not been satisfied with the performance of the Mallinckrodt Affiliates thereunder. See "The
Company - Recent Developments." While the Company is exploring potential relationships with new distributors for CEA-Scan in the event the agreements with the Mallinckrodt Affiliates are terminated, there can be no assurance that the Company will be able to negotiate a satisfactory transition arrangement with the Mallinckrodt Affiliates or that it will be successful in entering into a marketing arrangement with another distributor on terms acceptable to the Company, if at all, or that such an arrangement if entered into will be successful. See "Government Regulation."

                The Company's commercial sale of its proposed products and its future product development, may be dependent upon entering into arrangements with corporate partners for the development, marketing, distribution and/or manufacturing of products utilizing the Company's proprietary technology and there can be no assurance that they Company will be successful in forming such relationships.

        Dependence on Third Parties for Distribution of Products. The Company currently does not have the resources to internally develop and maintain the operating procedures required by the FDA and comparable foreign regulatory authorities to oversee distribution of its products. See "Government Regulation." As a result, the Company must use third parties for such function for the foreseeable future. In the event that the agreements with the Mallinckrodt Affiliates are terminated, the Company will be required to enter into arrangements with other approved third parties in order to be able to distribute its products. See "Business - Recent Developments." A failure to have a distribution arrangement in place with a FDA-approved distributor prior to termination of an existing arrangement would have a material adverse effect on the Company.

        Limited Manufacturing Capability. To date, the Company has manufactured all materials used in its clinical trial programs and currently manufactures CEA-Scan and LeukoScan, and believes that, for the foreseeable future, it should be able to manufacture sufficient quantities of CEA-Scan and LeukoScan. However, in the event that other Company products are approved for marketing and sale, there can be no assurance that the Company will continue to have the capacity and expertise to manufacture commercial quantities of multiple products successfully or within acceptable profit margins. In addition, the Company relies on the Mallinckrodt Affiliates for product labelling and product inserts, which currently are considered by the FDA and certain foreign regulatory authorities to be part of the manufacturing process. While the Company believes that these services could be replaced, no assurance can be given that such services could be obtained or that new manufacturers could be qualified without significant cost or delay. The Company also relies on a single third party to perform certain end-stage portions of the manufacturing process. While the Company has qualified a second entity in the event a second end-stage manufacturer is required, there can be no assurance that the Company will be able to negotiate an agreement with such entity on terms acceptable to the Company, if at all. See "Government Regulation."

        Approval of Manufacturing Facilities. While the validation and inspection of the Company's new manufacturing facility has been substantially completed, there can be no assurance at this time that the regulatory authorities will approve this facility in a timely manner to meet the manufacturing needs of the Company (although the Company has sufficient levels of inventory to meet its needs for the foreseeable future). Failure to receive timely approval could have a material adverse effect on the Company.

        Dependence on Ascites. The Company's proposed monoclonal imaging antibody products are currently derived from ascites fluid produced in mice, and the Company has entered into an agreement with a third-party supplier for the production of ascites fluid. Although CEA-Scan has been approved in the U.S., Canada and Europe, and LeukoScan has been approved in Europe, regulatory authorities, particularly in Europe, have expressed concerns about the use of ascites for the production of monoclonal antibodies. While the Company believes that its current quality control procedures help ensure the purity of the ascites used in its products, there can be no assurance that the regulatory authorities will agree that these procedures will be adequate for future products. While the Company's effort to convert to cell culture production for certain monoclonal antibodies is progressing, products manufactured by cell culture processes will require regulatory approval for this substantial change in production, and will require additional manufacturing equipment and resources for this effort. See "Need for Additional Capital."

                                ---09---

        Dependence on The Center for Molecular Medicine and Immunology. The Company's product development has involved, to varying degrees, The Center for Molecular Medicine and Immunology (also know as the Garden State Cancer Center ("CMMI"), a not-for-profit cancer research center. CMMI performs pilot and pre-clinical trials in product areas of importance to the Company. In addition, CMMI conducts basic research and patient evaluations in a number of areas of potential interest to the Company, the results of which are made available to the Company pursuant to a collaborative research and license agreement. There can be no assurance that CMMI will be successful in its research activities or that it will develop any potential products which can be licensed by the Company. If CMMI were no longer to conduct such research and patient evaluations, the Company would have to make arrangements with third parties for the performance of this aspect of its clinical research, which may prolong and increase expenses associated with pre-clinical and initial clinical trial efforts.

        Potential Conflicts of Interest. Dr. David M. Goldenberg, Chairman of the Board and Chief Executive Officer of the Company, is the founder, President and a member of the Board of Trustees of CMMI. Dr. Goldenberg devotes a significant amount of his time to CMMI. In addition, other key personnel currently have responsibilities both to the Company and CMMI. While certain procedural safeguards and mechanism are in place with respect to the allocation of research projects and licensing of proprietary rights between the Company and CMMI, due to Dr. Goldenberg's positions with both entities, the potential for conflicts of interest exists.

        Government Regulation. The Company's proposed products will require governmental approval before they may be manufactured, marketed and sold. In articular, human diagnostic and therapeutic products are subject, prior to marketing, to rigorous pre-clinical and clinical testing for approval by the FDA. The regulatory approval process is costly and time-consuming, and there can be no assurance that the required approvals will be obtained. Even if regulatory approval for a product is granted, such approval may entail limitations on the indicated uses for which the product may be marketed. Further, even if such regulatory approval is obtained, the FDA will require post-marketing reporting and may require surveillance programs to monitor the usage or side effects of each drug product. A marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections and certain changes to the product, the manufacturer or the manufacturing process may require approval of the FDA, which may entail substantial delay and expense. See "Limited Marketing Capability" and "Limited Manufacturing Capability." In addition, later discovery of previously unknown problems with a product, manufacturer or facility, or failure to comply with applicable requirements may result in restrictions on such product or manufacturer, potentially including demands that production and shipment cease, and, in some cases, that products be recalled, or to enforcement actions that can include seizures, injunctions and criminal prosecution. Such failures, or new information reflecting on the safety and effectiveness of the drug that comes to light after approval, can also lead to FDA withdrawal of approval to market the product. Further, the FDA requires that any entity responsible for distribution of drug products maintain detailed operating procedures in accordance with FDA standards which would enable the distributor to, among things, track the location of a product in the event a product recall were necessary. Similar regulatory requirements exists in most foreign countries (including the EU Countries) and, to a lesser extent, at the state level in the United States.

        Health Care Reform. The Company's ability to commercialize its products successfully may also depend in part on the extent to which reimbursement for the cost of such products and related treatment will be available from government health administration authorities, private health insurers and other organizations. Such third-party payers are increasingly challenging the price of medical products and services. Several proposals have been made that may lead to a government-directed national health care system. Adoption of such a system could further limit reimbursement for medical products, and there can be no assurance that adequate third-party coverage will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on this investment in product development. In addition, there can be no assurance that the U.S. government will not implement a system of price controls. Any such system might adversely affect the ability of the Company to market its products profitably.

                                ---10---

        Dependence on Key Personnel. The success of the Company is highly dependent upon the continued availability of the services of Dr. Goldenberg, both to the Company and to CMMI, the loss of which could have a materially adverse effect on the Company. Dr. Goldenberg is employed pursuant to an Employment Agreement which expires November 1, 1998, subject to extension for successive one-year periods. The Company maintains a key-man life insurance policy in the amount of $4,000,000 on the life of Dr. Goldenberg for the benefit of the Company. The Company is also dependent on the continued services of a limited number of executives and scientists. The loss of these individuals could also have a material adverse effect on the Company. In addition, the Company has an ongoing need to expand its management personnel and support staff. Competition for qualified personnel in the biotechnology and pharmaceutical industries is intense and there can be no assurance that the Company will be successful in its recruitment efforts.

        Technological Change and Competition. The biotechnology industry is highly competitive, particularly in the area of cancer diagnostic and therapeutic products. The Company is likely to encounter significant competition with respect to its existing and proposed products currently under development. A number of companies which are engaged in the biotechnology field, and in particular the development of cancer diagnostic and therapeutic products, have financial, technical and marketing resources significantly greater than those of the Company. Some companies with established positions in the pharmaceutical industry may be better equipped than the Company to develop, refine and market products based on technologies applied to the diagnosis and treatment of cancers and infectious diseases. The Company's ability to compete in the future will depend, in part, on its ability to foster an environment in which multi-disciplinary teams work together to develop low-cost, well-defined processes and bring cost-beneficial products successfully through clinical testing and regulatory approval. A significant amount of research and antibody-based technology are also carried out at universities and other non-profit research organizations, which are becoming increasingly aware of the commercial value of their findings and are becoming more active in seeking patent and other proprietary rights, as well as licensing revenues. The Company is pursuing an area of product development in which there is the potential for extensive technological innovation in relatively short periods of time. The Company's competitors may succeed in developing products that are safer or more effective than those of the Company's potential products. Rapid technological change or developments by others may result in the Company's present products and potential products becoming obsolete or non-competitive. However, the Company believes that the technological attributes of its proposed diagnostic products, including the ease of use (e.g., single vial, rapid imaging), employment of technetium-99m (the most widely available radioisotope) and its use of an antibody fragment (better liver imaging, decreased HAMA response) will enable the Company to compete effectively in the marketplace.

        Patents and Proprietary Rights. The commercial success of the Company is highly dependent upon patents and other proprietary rights owned or licensed by the Company. While the Company actively seeks patent protection both in the United States and abroad for its proprietary technology, there can be no assurance that the Company's key patents will not be invalidated or will provide protection that has commercial significance. Litigation may be necessary to protect the Company's patent positions, which could be costly and time consuming. The invalidation of key patents owned by or licensed to the Company could have a material adverse effect on the Company and its business prospects. Because of differences in patent laws, the extent of protection provided by United States patents may differ from that of their foreign counterparts. While the Company believes that the protection of patents is important to its business, the Company also relies on trade secrets, unpatented know-how and continuing technological advancement to establish and maintain its competitive position. There can be no assurance that others may not independently develop similar trade secrets or know-how or obtain access to the Company's trade secrets, know-how or proprietary technology. In addition to the Company, other private and public entities, including universities, have filed applications for or have been issued patents and obtained other proprietary rights to technology potentially useful to the Company. The scope and validity of such patents, the extent to which the Company may be required to seek a license under such patents or other proprietary rights, and the cost or availability of such licenses are currently unknown. See "The
Company - Recent Developments."

                                ---11---

        Control by Current Stockholder. As of December 31, 1997, Dr. Goldenberg had voting discretion over an aggregate of 13,216,007 shares (including those shares over which he is entitled to exercise voting discretion by powers of attorney or proxy granting to him by his children and his former wife) or approximately 36.4% of the currently outstanding Common Stock. As a result of such holdings, Dr. Goldenberg may have the ability to determine the election of all of the Company's director's, direct policies and control the outcome of substantially all matters which may be put to a vote of the Company's stockholders.

        Product Liability. The clinical testing, marketing and manufacturing of the Company's proposed products necessarily involves the risk of product liability. While the Company currently has liability insurance at acceptable rates, there is no assurance that such insurance will continue to be obtainable in the future at an acceptable cost, if at all. In the event that the Company does not or cannot maintain its existing or comparable liability insurance, the Company's ability to test clinically and market its products may be significantly impaired. Moreover, the amount and scope of any insurance coverage or indemnification arrangements with any distributor or other third party upon which the Company relies may be inadequate to protect the Company in the event of a successful product liability claim.

        Effect of Certain Anti-Takeover Provisions. The Company's Board of Directors has the authority, without any further vote by the Company's stockholders, to issue up to 10,000,000 shares of Preferred Stock in one or more series and to determine the designations, powers, preferences and relative, participating, optional or other rights thereof, including without limitation, the dividend rate (and whether dividends are cumulative), conversion rights, voting rights, rights and terms of redemption, redemption price and liquidation preference. Issuance of Preferred Stock could have the effect of delaying, deterring or preventing a change in control of the Company, including the imposition of various procedural and other requirements that could make it more difficult for holders of Common Stock to effect certain corporate actions, including the ability to replace incumbent directors and to accomplish transactions opposed by the incumbent Board of Directors. The rights of the holders of Common Stock would be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future.

        Lack of Dividends. The Company has not paid any cash dividends to date on its Common Stock. It is the current policy of the Board of Directors of the Company, in view of the Company's contemplated financial requirements, to retain earnings, if any, to provide funds for the operation and expansion of the Company's business. Therefore, the Board of Directors does not expect to declare cash dividends on its Common Stock in the foreseeable future.


                                 USE OF PROCEEDS

                The Company will not receive any of the proceeds from the resale by the Selling Stockholder of the Shares offered by this Prospectus but will receive proceeds from the original issuance of the Shares to the Selling Stockholder under the Equity Line and upon exercise of the Warrant and Additional Warrants, if any. The Company could receive, before expenses, up to $30 million under the Equity Line and up to $376,875 upon exercise of the Warrant. In addition, the Selling Stockholder may receive Additional Warrants to purchase up to 125,000 shares of Common Stock. The amount of gross proceeds received will depend on the exercise price of the Additional Warrants, which is specified in the Equity Line as 180% of the weighted average purchase price of the Common Stock purchased during the year with respect to which an Additional Warrant is issued. The actual amount of proceeds from the Equity Line, the Warrant and the Additional Warrants, if any, will depend upon the market price of the Common Stock, whether the Selling Stockholder elects to exercise the Warrant and the Additional Warrants, if any, whether the Selling Stockholder elects to purchase Common Stock as permitted under the terms of the Equity Line, and whether the Company elects to require the Selling Stockholder to purchase Common Stock as permitted under the terms of the Equity Line.
However, there can be no assurance that the Company will issue any Shares or receive any proceeds from the Equity Line and, under the terms of the Equity Line, it is possible that no Shares will be issued. For a description of the terms of the Equity Line, the Warrant and the Additional Warrants, see "The Company - Equity Line."

                                ---12---

                The Company expects that any net proceeds from the Equity Line, the Warrant and the Additional Warrants will be used for general corporate purposes, including research and development, marketing, sales, and clinical and regulatory activities.

                               SELLING STOCKHOLDER

                The Selling Stockholder, Cripple Creek Securities, LLC, has not had a material relationship with the Company within the past three years, other than as a result of entering into the Equity Line and related agreements. See "The Company - Equity Line." However, one of the Selling Stockholder's members, The Palladin Group, L.P., is or was an investment manager for several entities which, since January 1995 had purchased an aggregate of $20 million of the Company's convertible preferred stock. As of the date hereof, none of such entities owns any shares of Common Stock or any shares of the Company's convertible preferred stock. The Palladine Group, L.P. also may act as a broker on behalf of the Selling Stockholder in connection with this offering.

                As of the date hereof, the Selling Stockholder does not own any shares of the Common Stock, other than the Shares which it has the right to acquire upon exercise of the Warrant and is offering hereby all of the shares of Common Stock it may acquire pursuant to the Equity Line, the Warrant and the Additional Warrants.

                               PLAN OF DISTRIBUTION

                The Selling Stockholder, acting as principal for its own account, directly, through agents designated from time to time, or through brokers, dealers, agents or underwriters also to be designated, may sell all or a portion of the Shares from time to time on terms to be determined at the time of sale. The Selling Stockholder may from time to time sell all or a portion of the Shares in routine brokerage transactions on the Nasdaq Stock Market or otherwise at the prices and terms prevailing at the time of the sale. The Selling Stockholder also may make private resales directly or through brokers or may make resales pursuant to Rule 144 under the Securities Act. The Selling Stockholder may pay customary brokerage fees, commissions and expenses.

                To the extent required pursuant to Rule 424 under the Securities Act, a Prospectus Supplement will be filed with the Securities and Exchange Commission with respect to a particular offering setting forth the terms of any offering, including the name or names of any underwriters or agents, if any, any underwriting discounts and other items constituting underwriters' compensation, the offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

                If underwriters are used in a sale, shares of Common Stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The shares may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of shares to be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Shares will be subject to conditions precedent and the underwriters will be obligated to purchase all of the shares if any are purchased.

                                ---13---

                If dealers are utilized in the sale of shares of Common Stock in respect of which this Prospectus is delivered, the Selling Stockholder will sell such shares to the dealers as principals. The dealers may then resell such shares to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in a Prospectus Supplement relating thereto.

                If an agent is used, the agent will be named, and the terms of the agency and any commissions will be set forth in a Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

                Shares may be sold directly by the Selling Stockholder to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales, including the terms of any bidding or auction process, will be described in the Prospectus Supplement relating thereto.

                Agents, dealers and underwriters may be entitled under agreements entered into with the Selling Stockholder to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company or the Selling Stockholder in the ordinary course of business.

                The Company will bear all costs and expenses of the registration of the Shares under the Securities Act and certain state securities laws. The Selling Stockholder will pay any transaction costs associated with effecting any sales that occur.

                The Selling Stockholder is not restricted as to the price or prices at which it may resell Shares acquired pursuant to the Equity Line or upon the exercise of the Warrant or the Additional Warrants. Such resales may have an adverse effect on the market price of the Common Stock. Moreover, the Selling Stockholder is not restricted as to the number of Shares that may be sold at any one time, and it is possible that a significant number of Shares could be sold at the same time, which also may have an adverse effect on the market price of the Common Stock.

                The Company has agreed to indemnify the Selling Stockholder against certain civil liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

        Certain legal matters with respect to the validity of the Common Stock offered hereby have been passed upon for the Company by Warshaw Burstein Cohen Schlesinger & Kuh, LLP. As of the date of this Prospectus, certain partners of such firm beneficially owned shares of Common Stock.


                                      EXPERTS

        The consolidated financial statements of the Company as of June 30, 1997 and 1996 and for each of the years in the three-year period ended June 30, 1997 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                ---14---

No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the company. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the common stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.





                                    TABLE OF CONTENTS

                                                             Page


Available Information                                          2
Incorporation of Certain
 Documents by Reference                                        2
The Company                                                    3
Risk Factors                                                   6
Use of Proceeds                                               12
Selling Stockholder                                           12
Plan of Distribution                                          13
Legal Matters                                                 14
Experts                                                       14



                                 7,447,000 Shares



                                IMMUNOMEDICS, INC.



                                   Common Stock

                                ___________________

                                    PROSPECTUS

                                ___________________




                                 ____________, 1998



                                ---15---

                                           PART II

                            INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

        The following is an itemized statement of the estimated amounts of all expenses payable by the Company in connection with the registration of the
Shares:

SEC registration fee                       $6,659
Legal fees and expenses                       *
Accounting fees and expenses                  *
Miscellaneous expenses                        *
____________________________               _______
        Total                                 *


* To be supplied by amendment.


Item 15.   Indemnification of Directors and Officers.

                The Delaware General Corporation Law provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions or suits by or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees and agents, against expenses (including attorneys' fees) and, in the case of actions, suits or proceedings brought by third parties, against judgment, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding.

                The Company's Certificate of Incorporation provides that a director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Bylaws also provide that the Company may indemnify its directors, officers and legal representatives to the fullest extent permitted by Delaware law against all awards and expenses (including attorneys' fees).

Item 16.   Exhibits.

Exhibit No.     Description

 4.1    -       Structured Equity Line Flexible Financing Agreement, dated as of December 23, 1997, between the Company and Cripple Creek Securities, LLC.

 4.2    -       Registration Rights Agreement, dated as of December 23, 1997, between the Company and Cripple Creek Securities, LLC.

                                ---II-1---

 4.3    -       Common Stock Purchase Warrant issued to Cripple Creek
Securities, LLC.

 4.4    -       Form of additional Common Stock Purchase Warrant issuable to
Cripple Creek Securities, LLC.

 5      -       Opinion of Warshaw Burstein Cohen Schlesinger & Kuh, LLP.

23.1    -       Consent of KPMG Peat Marwick LLP.

23.2    -       Consent of Warshaw Burstein Cohen Schlesinger & Kuh, LLP
(included in their opinion filed as Exhibit 5).

24      -       Power of Attorney (included on page II-4).


Item 17.   Undertakings.

        The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The Company undertakes that it will:

                (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                        (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

                        Notwithstanding the foregoing, any increase or decrease
                in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                        (iii) Include any additional or changed material
                information on the plan of distribution.

                provided, however, that the Company does not need to give the statements in paragraph (a)(1)(i) and (a)(1)(ii) if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the Company under the Exchange Act.

                                ---II-2---

                (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                ---II-3---

                                      SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morris Plains, State of New Jersey, on January 19, 1998.

                                     IMMUNOMEDICS, INC.


                                     By: /s/ David M. Goldenberg
                                             David M. Goldenberg
                                             Chairman, Chief Executive Officer
                                             and Director
                                             (Principal Executive Officer)

         Each person whose signature appears below constitutes and appoints David M. Goldenberg and Kevin Brophy and each of them, his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, hereby ratifying and confirming all that said attorneys-in-fact or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Dated:

January 19, 1998                     /s/ David M. Goldenberg
                                         David M. Goldenberg, Chairman, Chief
                                         Executive Officer and Director
                                         (Principal Executive, Financial and
                                         Accounting Officer)

January 19, 1998                     /s/ W. Robert Friedman, Jr.
                                         W. Robert Friedman, Jr., Director


January 19, 1998                     /s/ Marvin E. Jaffe
                                         Marvin E. Jaffe, Director


January 19, 1998                     /s/ Richard R. Pivirotto
                                         Richard R. Pivirotto, Director


January 19, 1998                     /s/ Warren W. Rosenthal
                                         Warren W. Rosenthal, Director


January 19, 1998                     /s/ Richard C. Williams
                                         Richard C. Williams, Director


January 19, 1998                     /s/ Kevin Brophy
                                         Kevin Brophy, Vice President, Finance
                                         and Administration and Chief Financial
                                         Officer (Principal Financial and
                                         Accounting Officer)

                                ---II-4---


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